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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940


    [_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

     Ebrahimi                      Farhad                          Fred
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      (Last)                       (First)                       (Middle)

       8821                        Experimental Farm Road
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                                   (Street)

     Cheyenne                         WY                        82009-8814
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      (City)                       (State)                         (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    The Lamson & Sessions Co. (LMS)

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3.  IRS Identification Number of Reporting Person, if an Entity (Voluntary)


4.  Statement for Month/Year
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


        Director        Officer              X  10% Owner        Other
    ---             --- (give title below)  ---              --- (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ___

    ___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


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                      End of Month      (D)   or        (Instr.4)

                                         Indirect
                                                       Code         V    Amount

(A)    or    Price     (Instr. 3        (I)

(D)                       and 4)        (Instr. 4)
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Common Stock
D        $18.50                      08/04/00       S                    4,300
                                         I
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Common Stock
D        $22.00                      08/07/00       S                    5,000
                                         I
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Common Stock
D        $18.75                      08/07/00       S                      700
                                         I
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Common Stock
D        $21.88                      08/07/00       S                    5,000
                                         I
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Common Stock
D        $19.75                      08/07/00       S                   50,000
                                         D
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Common Stock
D        $22.00                      08/07/00       S                    5,000
                                         D
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Common Stock
D        $19.50                      08/07/00       S                    5,000
                                         D
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Common Stock
D        $23.50                      08/14/00       S                    1,600
                                         D
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Common Stock
D        $24.25                      08/15/00       S                      900
                                         D
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Common Stock
D        $24.50                      08/16/00       S                    5,000
                                         D
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Common Stock
D        $24.25                      08/16/00       S                    4,100
                                         D
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Common Stock
D        $25.00                      08/16/00       S                    1,200
                                         D
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Common Stock
D        $24.75                      08/16/00       S                    5,000
                                         I
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Common Stock
D        $24.94                      08/16/00       S                    1,900
                                         I
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Common Stock
D        $25.00                      08/21/00       S                   28,400
                                         D
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Common Stock
D        $25.00                      08/22/00       S                   20,400
                                         D
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Common Stock
D        $25.75                      08/23/00       S                    5,000
                                         D
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Common Stock
D        $25.75                      08/23/00       S                    5,000
                                         I
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Common Stock
D        $25.75                      08/23/00       S                    5,000
                                         I
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Common Stock
D        $25.75                      08/23/00       S                    5,000
                                         I
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Common Stock
D        $26.25                      08/23/00       S                    2,000
                                         I
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          1,359,700
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*   If the Form is filed by more than one Reporting Person, see Instruction
    4(b) (V)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

    (Over)
(Form 4-07/98)

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/                                                         End of               (D) or        ficial
                         Year)    --------------------------------------------        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
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

Explanation of Responses:


          -------------------------------  -----------------
          **Signature of Reporting Person        Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

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
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)

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

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Explanation of Responses:  This Statement is occasioned by the sales during
August 2000 of an aggregate of 126,600 shares of the Issuer's common stock by Farhad Fred Ebrahimi, 10,000 shares of the Issuer's common stock by Mary Wilkie Ebrahimi, 18,900 shares of the Issuer's common stock by Farhad Alexander Ebrahimi and 10,000 shares of the Issuer's common stock by Farah Alexandra Ebrahimi. Farhad Fred Ebrahimi is the reporting person for the Ebrahimi Family, consisting of




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Farhad Fred Ebrahimi, Mary Wilkie Ebrahimi, Farhad Alexander Ebrahimi, and
Farah Alexandra Ebrahimi. As of August 31, 2000, 1,335,800 shares of the Issuer's common stock were held jointly by Farhad Fred Ebrahimi and Mary Wilkie Ebrahimi, husband and wife; 5,100 shares of the Issuer's common stock were held jointly by Farhad Fred Ebrahimi and Farhad Alexander Ebrahimi; and 18,800 shares of the Issuer's common stock were held jointly by Farhad Fred Ebrahimi and Farah Alexandra Ebrahimi. Accordingly, all members of the Ebrahimi family have a pecuniary interest in 1,359,700 shares of common stock of the Issuer.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Farhad Fred Ebrahimi                                              09/21/2000
-------------------------------------                                 ----------
     ** Signature of Reporting Person                                       Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



                               POWER OF ATTORNEY

I, M.P. Wilkie Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, hereby delegate to F. Fred Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, the authority to act in my place and stead with respect to the following powers:

To act as the reporting person on my behalf in connection with filings to be made with the Securities and Exchange Commission; and



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To execute such documents and to perform all other acts necessary, or incidental to the execution of the powers enumerated herein.

     This Power of Attorney is effective until revoked.

     Executed this 16th day of November, 1998.


                                /s/ M.P. Wilkie Ebrahimi
                                ------------------------
                                M.P. Wilkie Ebrahimi


                               POWER OF ATTORNEY

I, Farah A. Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, hereby delegate to F. Fred Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, the authority to act in my place and stead with respect to the following powers:

To act as the reporting person on my behalf in connection with filings to be made with the Securities and Exchange Commission; and

To execute such documents and to perform all other acts necessary, or incidental to the execution of the powers enumerated herein.

     This Power of Attorney is effective until revoked.

     Executed this 16th day of November, 1998.


                                /s/ Farah A. Ebrahimi
                                ------------------------
                                Farah A. Ebrahimi



                               POWER OF ATTORNEY

I, Farhad A. Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, hereby delegate to F. Fred Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, the authority to act in my place and stead with respect to the following powers:

To act as the reporting person on my behalf in connection with filings to be made with the Securities and Exchange Commission; and

To execute such documents and to perform all other acts necessary, or incidental to the execution of the powers enumerated herein.

          This Power of Attorney is effective until revoked.

          Executed this 21st day of March, 1999.

                                    /s/ Farhad A. Ebrahimi
                                    --------------------------------
                                    Farhad A. Ebrahimi